Exhibit 10.2

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered into as of March 18, 2019 between Rami Elghandour (“Executive”) and Nevro Corp., a Delaware corporation (the “Company”), effective as of the date Executive signs this Agreement (the “Effective Date”) with reference to the following facts:

A.Executive has notified the Board of Directors of the Company (the “Board”) of Executive’s intent to resign from his employment with the Company and his service on the Board effective as of March 18, 2019 (the “Separation Date”).

B. Executive and the Company want to end their relationship amicably and also to establish obligations of the parties including, without limitation, all amounts due and owing to the Executive.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.Separation.  The Company and Executive agree that Executive’s employment with the Company and service on the Board shall end effective as of the Separation Date.  Executive hereby agrees to execute such further document(s) as shall be determined by the Company as necessary or desirable to give effect to the termination of Executive’s status as an employee and officer of the Company and each of its subsidiaries; provided that such documents shall not be inconsistent with any of the terms of this Agreement.

2.Final Paycheck; Payment of Accrued Wages and Expenses.

(a)Final Paycheck.  As soon as administratively practicable on or after the Separation Date, the Company will pay Executive all accrued but unpaid base salary and his accrued and unused paid time off earned through the Separation Date, in each case, subject to standard payroll deductions and withholdings.  Executive is entitled to these payments regardless of whether Executive executes this Agreement.

(b)Annual Cash Bonus.  To the extent not paid prior to the Separation Date, then as soon as administratively practicable on or after the Separation Date, the Company will pay Executive Five Hundred, Eighty-Eight Thousand Dollars ($588,000), which constitutes Executive’s annual cash bonus earned for fiscal year 2018 based on actual performance, subject to standard payroll deductions and withholdings.  Executive is entitled to this payment regardless of whether Executive executes this agreement.  Executive acknowledges that the opportunity to earn any additional annual cash bonus amount is forfeited as of the Separation Date.

(c)Business Expenses.  The Company shall reimburse Executive for all outstanding expenses incurred prior to the Separation Date which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses.  Executive is entitled to these reimbursements regardless of whether Executive executes this Agreement.

3.Separation benefits. Without admission of any liability, fact or claim, the Company hereby agrees, subject to Executive’s execution of this Agreement within fourteen (14) days following the Separation Date, as well as Executive’s performance of his continuing obligations pursuant to this Agreement and the Confidentiality Agreement, including, without limitation, the non-solicitation and other restrictive covenants set forth therein, to provide Executive with the severance benefits as follows:

(a)Severance Payments.  Executive shall be entitled to receive an amount equal to Two Million, Eight Hundred Thousand Dollars ($2,800,000), which constitutes twenty-four (24) months of his base salary and target bonus at the rates in effect immediately prior to the Separation Date.  Such amount shall be paid in a single cash lump sum, less applicable withholdings, on the first payroll date following the Effective Date.

(b)Continued Healthcare.  If Executive elects to receive continued health coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents through the earliest of (i) the twenty-four (24) month anniversary of the Separation Date, (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s) or (iii) the date Executive and Executive’s covered dependents, if any, are no longer eligible to purchase COBRA coverage from the Company (except to the extent that Executive and Executive’s covered dependents has exhausted any eighteen (18) month limit provided by COBRA); provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the COBRA Period (or remaining portion thereof).  After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at the Executive’s expense in accordance with the provisions of COBRA.

(c)Equity Awards.  Each unvested Company equity award held by Executive as of the Separation Date, including each unvested stock option, restricted stock unit and performance stock unit, shall be forfeited as of the Separation Date.  Each vested nonqualified stock option held by Executive as of the Separation Date shall be deemed amended to the extent necessary to provide that such option shall remain exercisable through the second anniversary of the Separation Date.  Each vested incentive stock option held by Executive as of the Separation Date shall remain exercisable through the three-month anniversary of the Separation Date.

(d)Taxes.  Executive understands and agrees that all payments under this Section 3 will be subject to appropriate tax withholding and other deductions.  To the extent any taxes may be payable by Executive for the benefits provided to him by this Section 3 beyond those withheld by the Company, Executive agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by his to make required payments.  To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(e)Sole Separation Benefit.  Executive agrees that the payments provided by this Section 3 are not required under the Company’s normal policies and procedures and are provided as a severance solely in connection with this Agreement.  Executive acknowledges and agrees that the payments referenced in this Section 3 constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement.

4.SEC Reporting.  Executive acknowledges that to the extent required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), he will have continuing obligations under Section 16(a) and 16(b) of the Exchange Act to report matching transactions, if any, in Company common stock for six (6) months following the Separation Date.  Executive further acknowledges that any transactions by Executive involving Company securities will remain subject to securities laws in all respects, including, without limitation, laws regarding trading on the basis of material nonpublic information.

5.Full Payment.  Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and separation therefrom.  Executive further acknowledges that, other than the Confidentiality Agreement, this Agreement shall supersede each agreement entered into between Executive and the Company regarding Executive’s employment, including, without limitation, any offer letter, employment agreement, severance and/or change in control agreement, and each such agreement other than the agreements evidencing Executive’s Equity Awards shall be deemed terminated and of no further effect as of the Separation Date.

6.Executive’s Release of the Company.  Executive understands that by agreeing to the release provided by this Section 6, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Agreement.

(a)Released Claims.  On behalf of Executive and Executive’s heirs, assigns, executors, administrators, trusts, spouse and estate, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company, and each of its owners, affiliates, subsidiaries, predecessors, successors, assigns, agents, directors, officers, partners, employees and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon or relating to Executive’s hire, employment, remuneration or resignation by the Releasees, or any of them, Claims arising under federal, state or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, including any Claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §  2000, et seq.; Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; Civil Rights Act of 1866, and Civil Rights Act of 1991; 42 U.S.C. § 1981, et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; The Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Separation Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C.  § 2101 et seq.; the

California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; California Labor Code §§ 1101, 1102; the California WARN Act, California Labor Code §§ 1400 et. seq; California Labor Code §§ 1102.5(a),(b); Claims for wages under the California Labor Code and any other federal, state or local laws of similar effect; the employment and civil rights laws of California; Claims for breach of implied or express contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b)Unreleased Claims.  Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i)Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii)Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;

(iv)Claims to any benefit entitlements vested as the date of Executive’s employment Separation, pursuant to written terms of any Company employee benefit plan;

(v)Claims for indemnification under any indemnification agreement, the Company’s Bylaws, California Labor Code Section 2802 or any other applicable law;

(vi)Any rights under the Company’s Directors and Officers insurance policies; and

(vii)Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.

(c)EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

7.Non-Disparagement, Transition, Transfer of Company Property and Limitations on Service.  The Parties further agree that:

(a)Non-Disparagement.  Executive agrees that he shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders, employees, products, services, technology or business, either publicly or privately.  The Company agrees that it shall not, and shall instruct its directors, officers and management employees to not, disparage, criticize or defame Executive.  Nothing in this Section 7(a) shall have application to any evidence or testimony required by any court, arbitrator or government agency.

(b)Transfer of Company Property.  Executive shall deliver to the Company within ten (10) business days of the Separation Date all originals and copies of correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents or any other documents concerning the Company’s customers, business plans, marketing strategies, products, processes or business of any kind and/or which contain proprietary information or trade secrets which are in the possession or control of Executive or his agents or representatives.  In addition, Executive shall return to the Company within ten (10) business days following the Separation Date all equipment of the Company in his possession or control, including, without limitation, his laptop computer, along with all other equipment and originals and copies of correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents or any other documents concerning the Company’s customers, business plans, marketing strategies, products, processes or business of any kind and/or which contain proprietary information or trade secrets which are in the possession or control of Executive or his agents or representatives. Notwithstanding the foregoing, the Company and Executive agree that the Executive can retain the following items: (i) Company-issued electronic devices, provided that Executive presents each such device to the Company’s Information Technology department for the removal of any Company confidential or proprietary information within ten (10) business days following the Separation Date and remits to the Company any required tax withholding in respect of such devices and (ii) all Ted Talks conducted internally by Executive including but not limited to Meaning and Happiness, Diversity and Inclusion, Obstacle is the Way, and Innovation and Strategy (the “Executive Ted Talks”).  The Company hereby assigns and transfers any and all copyrights and other rights, title and interest it may have in or to the Executive Ted Talks (including, without limitation, the content thereof) to Executive, and agrees that it will not use or replicate or authorize any other person or entity to use or replicate the Executive Ted Talks or any of the content thereof for any purpose without the prior written consent of Executive in each instance.

8.Representations.  Executive warrants and represents that (a) he has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on his behalf, he will immediately cause it to be withdrawn and dismissed, (b) he has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement, (c) he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject and (e) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms.  The Company represents that the Company is unaware of any claims it may have against Executive.

9.No Assignment by Executive.  Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise.  If any claim, action, demand or suit should be made or instituted against the Company or any other Releasee because of any actual assignment, subrogation or transfer by Executive, Executive agrees to indemnify and hold harmless the Company and all other Releasees against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.  In the event of Executive’s death, this Agreement shall inure to the benefit of Executive and Executive’s executors, administrators, heirs, distributees, devisees and legatees.  None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only upon Executive’s death by will or operation of law.

10.Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state other than California.

11.Arbitration.  Any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration in San Mateo County, California through Judicial Arbitration & Mediation Services/Endispute (“JAMS”) in conformity with the then-existing JAMS employment arbitration rules and California law.  A copy of the current JAMS employment arbitration rules can be found at https://www.jamsadr.com/rules-employment-arbitration/ By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.  The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award.  The Company shall pay all JAMS’s arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law.  Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

12.Attorneys’ Fees.  The Company shall promptly pay directly or reimburse Executive for all attorneys’ fees, disbursements and costs incurred by the Executive in connection with Executive’s separation and the negotiation, preparation and execution of this Agreement, which in the aggregate shall not exceed Fifty Thousand Dollars ($50,000).

13.Miscellaneous.  This Agreement, collectively with the Confidentiality Agreement and the agreements evidencing Equity Awards, comprise the entire agreement between the parties with regard to the subject matter hereof and supersedes, in their entirety, any other agreements between

Executive and the Company with regard to the subject matter hereof.  The Company and Executive acknowledge that the separation of Executive’s employment with the Company is intended to constitute an involuntary separation from service for the purposes of Section 409A of the Code, and the related Department of Treasury regulations.  Executive acknowledges that there are no other agreements, written, oral or implied, and that he may not rely on any prior negotiations, discussions, representations or agreements.  This Agreement may not be changed or modified, in whole or in part, except by an instrument in writing signed by Executive and the Chief Executive Officer or other duly authorized officer of the Company.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

14.Company Assignment and Successors.  The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise).  This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel and legal representatives.

15.Maintaining Confidential Information.  Executive reaffirms his obligations under the Confidentiality Agreement.  Executive acknowledges and agrees that the payments provided in Section 3 shall be subject to Executive’s continued compliance with Executive’s obligations under the Confidentiality Agreement.  For the avoidance of doubt and notwithstanding anything herein to the contrary, nothing in this Agreement will be construed to prohibit Executive from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, Congress or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination or anti-retaliation provisions of federal, state or local law or regulation.  Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosures.

16.Executive’s Cooperation.  After the Separation Date, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company or its affiliates during his employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during his employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment and with the Company to compensate Executive for his reasonable expenses incurred in connection with such cooperation and for his time spent in connection therewith (based on Executive’s 2019 base salary with the Company on a pro rata basis for the time actually spent on such cooperation).  In addition, during the period of time Executive’s options remain exercisable in accordance with Section 3(c), Executive shall be available upon reasonable notice and at reasonable times to consult with the Company’s Chief Executive Officer, provided, that any such consultation shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment.

(Signature page follows)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED: 3/19, 2019
/s/ Rami Elghandour
Rami Elghandour

NEVRO CORP.
Dated: March 19, 2019

	By:	/s/ Michael DeMane
	Name:	Michael DeMane
	Title:	Chairman

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